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As filed with the Securities and Exchange Commission on December 15, 2008

Registration No. 333-

United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-10

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RUSORO MINING LTD.
(Exact name of Registrant as specified in its charter)

British Columbia (Province or other jurisdiction of incorporation or organization)	1040 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

Suite 2164 – 1055 Dunsmuir Street
Four Bentall Centre
Vancouver, BC V7X 1B1
Tel (604) 632-4044
(Address and telephone number of Registrant's principal executive offices)

Gersten Savage LLP
600 Lexington Avenue
9th Floor
New York, NY 10022
(212) 752-9700
(Name, address (including zip code) and telephone number (including area code)
of agent for service in the United States)

Copies to:

John H. Riley, Esq. Gersten Savage LLP 600 Lexington Avenue 9th Floor New York, NY 10022 (212) 752-9700	Jonathan A. Van Horn, Esq. Dorsey & Whitney, LLP Suite 1500 50 South Sixth Street Minneapolis, MN 55402 (612) 340-2600	Michael Kennedy Anfield Sujir Kennedy & Durno Barristers & Solicitors 1600 – 609 Granville Street Pacific Centre, Vancouver, B.C., V7Y 1C3 (604) 669-1322

        Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

British Columbia, Canada
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A.	☒	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☐	at some future date (check the appropriate box below).
	1.	☐	pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than 7 calendar days after filing).
	2.	☐
pursuant to Rule 467(b) on (date) at (time) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).
	3.	☐
pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
	4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Shares	224,321,763	$67,296,528.90	$2,644.75

(1)
Represents the maximum number of Rusoro Mining Ltd. ("Rusoro") common shares estimated to be issuable upon consummation of the exchange offer for all of the outstanding Class A common shares ("Gold Reserve Shares") and equity units ("Gold Reserve Equity Units") of Gold Reserve Inc. ("Gold Reserve").

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with General Instruction II.H to Form F-10. The proposed maximum offering price is equal to the product of (i) $0.30, which is the average of high and low sale prices of Gold Reserve Class A Common Shares as reported on the New York Stock Exchange Alternext US LLC, the principal trading market for Gold Reserve Class A Common Shares, on December 11, 2008, and (ii) the sum of 74,072,185, which is the estimated number of Gold Reserve Class A Common Shares outstanding as of November 12, 2008 (assuming full conversion or exercise, prior to the Expiry Time of the Offer period, of all outstanding and exercisable options and convertible Gold Reserve Notes for or into Gold Reserve Class A common shares), and 701,736, which is the estimated number of Gold Reserve Equity Units outstanding as of November 12, 2008, multiplied by (iii) the exchange ratio of 3 Rusoro common shares for each Gold Reserve Share and Gold Reserve Equity Unit.

 PART I

INFORMATION REQUIRED TO BE
DELIVERED TO OFFEREES OR PURCHASERS

Item 1.    Home Jurisdiction Document.

        This registration statement on Form F-10 (this "Registration Statement") is filed by Rusoro Mining Ltd., a corporation existing under the Business Corporations Act (British Columbia) ("Rusoro" or the "Registrant").

        This Registration Statement relates to the offer (the "Offer") by Rusoro to purchase all of the issued and outstanding Class A common shares (the "Gold Reserve Shares") of Gold Reserve Inc. ("Gold Reserve") and all of the issued and outstanding equity units (the "Gold Reserve Equity Units" and together with the Gold Reserve Shares, the "Gold Reserve Equity") together with the associated rights (the "SRP Rights") issued under the Shareholder Rights Plan of Gold Reserve, and including any Gold Reserve Equity that may become issued and outstanding after the date of this Offer but prior to the expiry time of the Offer, upon the conversion, exchange or exercise of any securities of Gold Reserve (other than SRP Rights) that are convertible into or exchangeable or exercisable for Gold Reserve Equity. Each Gold Reserve Equity Unit is comprised of one Gold Reserve Class B common share and one common share of Gold Reserve Corporation, a wholly owned subsidiary of Gold Reserve, which Equity Units are convertible into Gold Reserve Shares on a one-for-one basis. Each eligible holder of Gold Reserve Equity will receive 3 Rusoro common shares for each Gold Reserve Share or Gold Reserve Equity Unit validly tendered to the Offer. The Offer is subject to the terms and conditions set forth in Rusoro's Offer to Purchase and Circular dated December 15, 2008 (the "Offer and Circular") and related Letter of Transmittal and Notice of Guaranteed Delivery, copies of which are attached hereto as Exhibits 1.1, 1.2 and 1.3, respectively.

        The information set forth in the Offer and Circular, the Letter of Transmittal, and Notice of Guaranteed Delivery, including all schedules, exhibits and annexes thereto, is hereby expressly incorporated herein by reference in response to all items of information required to be included in, or covered by, a Registration Statement on Form F-10.

Item 2.    Additional Information.

        See the financial statements included or incorporated by reference in the Offer and Circular.

Item 3.    Informational Legends.

        The following legends appear in substantially the same form on the outside front cover of the Offer and Circular:

        The Offer is being made for the securities of a Canadian issuer and by a Canadian issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare the Offer and Circular in accordance with the disclosure requirements of Canada. Gold Reserve Equityholders should be aware that such requirements are different from those of the United States. The financial statements included or incorporated by reference herein have been prepared in accordance with Canadian generally accepted accounting principles, and may be subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

        Gold Reserve Equityholders in the United States should be aware that the disposition of their Gold Reserve Equity and the acquisition of Rusoro Shares by them as described herein may have tax consequences both in the United States and in Canada. Such consequences may not be fully described herein and such Gold Reserve Equityholders are encouraged to consult their tax advisors. See "Certain Canadian Federal Income Tax Considerations" in Section 19 of the Circular and "Certain United States Federal Income Tax Considerations" in Section 20 of the Circular.

        The enforcement by Gold Reserve Equityholders of civil liabilities under the United States federal securities laws may be affected adversely by the fact that the Offeror is incorporated under the laws of Canada, that some or all of its officers and directors may be residents of jurisdictions outside the United States, that some or all of the

I-1

experts named herein may be residents of jurisdictions outside the United States and that all or a substantial portion of the assets of the Offeror and said persons may be located outside the United States.

        Rusoro has filed with the United States Securities and Exchange Commission (the "SEC") a Registration Statement on Form F-10, a Tender Offer Statement on Schedule TO and other documents and information, and expects to mail this Offer and Circular to Gold Reserve Equityholders concerning the Offer and the proposed combination of Rusoro and Gold Reserve. GOLD RESERVE EQUITYHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT, THE TENDER OFFER STATEMENT AND OFFER AND CIRCULAR AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and Gold Reserve Equityholders will be able to obtain the documents free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by Rusoro will be available free of charge from Rusoro. You should direct requests for documents to the Corporate Secretary, Rusoro Mining Ltd., Suite 2164, 1055 Dunsmuir Street, Vancouver, British Columbia V7X 1B1, telephone (604) 632-4044. To obtain timely delivery, such documents should be requested not later than January 14, 2009, five business days before the Expiry Date.

        THE SECURITIES OFFERED PURSUANT TO THE OFFER AND CIRCULAR HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY UNITED STATES STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY UNITED STATES SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE OFFER AND CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        Gold Reserve Equityholders should be aware that, during the period of the Offer, the Offeror or its affiliates, directly or indirectly, may bid for or make purchases of Rusoro Shares or Gold Reserve Equity, or certain related securities, as permitted by applicable laws or regulations of Canada or its provinces or territories.

Item 4.    Incorporation of Certain Information by Reference.

        See "Information About Rusoro — Rusoro Documents Incorporated by Reference and Further Information" in Section 8 of the Circular in the Offer and Circular. As required by this Item, the Offer and Circular provides that copies of the documents incorporated therein by reference may be obtained on request without charge from the Corporate Secretary, Rusoro Mining Ltd., Suite 2164, 1055 Dunsmuir Street, Vancouver, British Columbia V7X 1B1, Canada or by telephone at (604) 632-4044.

I-2

 PART II

INFORMATION NOT REQUIRED TO BE
DELIVERED TO OFFEREES OR PURCHASERS

Indemnification

        Under the Business Corporations Act (British Columbia), current or former directors or officers of a company or an associated corporation, or any of their heirs and personal or other legal representatives, are eligible to be indemnified by the company (each, an "eligible party").

        A company may indemnify an eligible party against a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, certain proceedings incurred in connection with eligible proceedings and certain associated reasonable expenses. In certain circumstances, a company may advance expenses.

        A company must not indemnify an eligible party in certain circumstances, including where the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, or where, in proceedings other than civil proceedings, the eligible party did not have reasonable grounds for believing that the eligible party's conduct was lawful. In addition, a company must not indemnify an eligible party in proceedings brought against the eligible party by or on behalf of the company or an associated corporation.

        Under the Articles of Rusoro, and subject to the British Columbia Business Corporations Act, Rusoro must indemnify and advance expenses of a director or former director of Rusoro and his or her heirs and legal personal representatives against all judgments, penalties or fines awarded or imposed in an eligible proceeding.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling Rusoro pursuant to the foregoing provisions, Rusoro has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Exhibits

        The following exhibits have been filed as part of the Registration Statement:

Exhibits	Description
1.1	Offer to Purchase and Circular dated December 15, 2008 (filed herewith).
1.2	Letter of Transmittal (filed herewith).
1.3	Notice of Guaranteed Delivery (filed herewith).
4.1	Annual Information Form for the year ended December 31, 2007 dated December 12, 2008 (filed herewith).
4.2
Audited Consolidated Financial Statements, including the notes thereon, and together with the auditors' report, as at December 31, 2007 and 2006 and for each of the years in the two-year period ended December 31, 2007, reconciled to U.S. GAAP (filed herewith).
4.3	Management's Discussion and Analysis of Financial Condition and Results of Operations for the year ended December 31, 2007 (filed herewith).
4.4	Management Information Circular dated August 8, 2008 for Rusoro's 2008 Annual Meeting of Shareholders held on September 12, 2008 (filed herewith).
4.5
Unaudited Interim Consolidated Financial Statements, including the notes thereon, as at September 30, 2008 and December 31, 2007 and for the three months and the nine months ended September 30, 2008 and 2007, reconciled to U.S. GAAP (filed herewith).
4.6	Management's Discussion and Analysis of Financial Condition and Results of Operations as at September 30, 2008 and for the three months and the nine months ended September 30, 2008 (filed herewith).
4.7
Material change report dated July 20, 2008 announcing Rusoro's partnering with the Venezuelan Government for gold mining opportunities and the completion of the acquisition of the Hecla-Venezuela assets, being the Block B — Isidora mining leases and the La Camorra mill facility in Bolivar State, Venezuela (filed herewith).
4.8	Material change report dated July 11, 2008 announcing the grant by Rusoro of 4,160,000 incentive stock options to directors, officers, employees and consultants (filed herewith).
4.9	Material change report dated July 11, 2008 announcing the grant by Rusoro of an additional 12,125,000 incentive stock options to directors, officers, employees and consultants (filed herewith).
4.10	Material change report dated June 29, 2008 announcing the closing of the second tranche of its financing to acquire certain Venezuelan assets of Hecla Mining Company (filed herewith).
4.11
Material change report dated June 20, 2008 announcing that Peter Hambro Mining Plc. has agreed to make an investment in Rusoro and its affiliates as part of its senior securities exchangeable loan, with the remainder of the loan being funded by a syndicate (filed herewith).
4.12	Material change report dated June 2, 2008 announcing previously unreleased drill results for all outstanding holes from 2007 and additional results from the first quarter of 2008 (filed herewith).
4.13
Material change report dated May 26, 2008 announcing the appointment of Mr. Matias Herrero as Vice President Finance and the appointment of Gary Warnecke as interim Chief Financial Officer as of May 15, 2008 (filed herewith).
4.14	Press Release, dated December 15, 2008 relating to the launch of the Offer (incorporated herein by reference to Rusoro's filing pursuant to Rule 425 filed with the Commission on December 15, 2008).
4.15	Form 51-102F4 Business Acquisition Report (amended and restated) dated February 13, 2008 in respect of the Gold Fields Netherlands Services B.V. Business Combination (filed herewith).

Exhibits	Description
4.16	Investor Presentation (incorporated herein by reference to Rusoro's filing pursuant to Rule 425 filed with the Commission on December 15, 2008).
4.17
Notice of Offer to Purchase all of the outstanding Gold Reserve Equity of Gold Reserve Inc. by Rusoro Mining Ltd. (incorporated herein by reference to Rusoro's filing pursuant to Rule 425 filed with the Commission on December 15, 2008).
4.18	Information Agent Line Brief (incorporated herein by reference to Rusoro's filing pursuant to Rule 425 filed with the Commission on December 15, 2008).
5.1	Consent of Blake, Cassels & Graydon LLP (filed herewith).
5.2	Consent of Anfield Sujir Kennedy & Durno (filed herewith).
5.3	Consent of Grant Thornton LLP (filed herewith).
5.4	Consent of Espineira, Sheldon y Asociados (filed herewith).
5.5	Consent of Neil G. Gow, B.Sc. (Hons.), P.Geo. (filed herewith).
5.6	Consent of William E. Roscoe, Ph.D., P. Eng. (filed herewith).
5.7	Consent of Dave Laudrum, P.Geo. (filed herewith).
5.8	Consent of Mr. Gregory Smith, P.Geo. (filed herewith).
5.9	Consent of Robert J. Leader, P. Eng. (filed herewith).
5.10	Consent of Ian R. Ward, P. Eng. (filed herewith).
5.11	Consent of Luke Evans, M.Sc., P. Eng. (filed herewith).
5.12	Consent of John Zbeetnoff, P. Geo. (filed herewith).
5.13	Consent of John Perry, P. Geo. (filed herewith).
5.14	Consent of Christopher Jacobs, C. Eng. (filed herewith).
5.15	Consent of Christopher R. Latanzi, P. Eng. (filed herewith).
5.16	Consent of Scott Wilson Roscoe Postle Associates Inc. (filed herewith).
5.17	Consent of Micon International Limited (filed herewith).
24	Powers of attorney authorizing certain signatories to execute this Form F-10 (filed herewith).

 PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.    Undertaking

        Rusoro undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Securities and Exchange Commission ("Commission") staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2.    Consent to Service of Process

        Concurrently with the filing of this Form F-10, Rusoro is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

III-1

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, Country of United Kingdom, on December 15, 2008.

RUSORO MINING LTD. (Registrant)
By:	/s/ ANDRE AGAPOV Andre Agapov Chief Executive Officer

III-2

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date Signed

/s/ ANDRE AGAPOV Andre Agapov		Chief Executive Officer and Director (principal executive officer)	December 15, 2008
/s/ GARY WARNEKE Gary Warneke		Interim Chief Financial Officer (principal financial officer and principal accounting officer)	December 15, 2008
/s/ GEORGE SALAMIS George Salamis		President and Director	December 15, 2008
* Vladamir Agapov		Chairman of the Board	December 15, 2008
/s/ JAY M. KAPLOWITZ Jay M. Kaplowitz		Director	December 15, 2008
* Abraham Stein		Director	December 15, 2008
* Dmitry Ushakov		Director	December 15, 2008
* John Reynolds		Director	December 15, 2008
* Peter Hediger		Director	December 15, 2008
* Gordon Keep		Director	December 15, 2008
*By:	/s/ ANDRE AGAPOV Andre Agapov Attorney in Fact

III-3

 AUTHORIZED REPRESENTATIVE
IN THE UNITED STATES

        Pursuant to the requirements of the Securities Act of 1933, the undersigned certifies that he is the duly authorized United States representative of Rusoro Mining Ltd. and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 15th day of December 2008.

GERSTEN SAVAGE LLP
By:	/s/ JOHN H. RILEY John H. Riley, Esq.

III-4

 EXHIBITS

Exhibits	Description
1.1	Offer to Purchase and Circular dated December 15, 2008 (filed herewith).
1.2	Letter of Transmittal (filed herewith).
1.3	Notice of Guaranteed Delivery (filed herewith).
4.1	Annual Information Form for the year ended December 31, 2007 dated December 12, 2008 (filed herewith).
4.2
Audited Consolidated Financial Statements, including the notes thereon, and together with the auditors' report, as at December 31, 2007 and 2006 and for each of the years in the two-year period ended December 31, 2007, reconciled to U.S. GAAP (filed herewith).
4.3	Management's Discussion and Analysis of Financial Condition and Results of Operations for the year ended December 31, 2007 (filed herewith).
4.4	Management Information Circular dated August 8, 2008 for Rusoro's 2008 Annual Meeting of Shareholders held on September 12, 2008 (filed herewith).
4.5
Unaudited Interim Consolidated Financial Statements, including the notes thereon, as at September 30, 2008 and December 31, 2007 and for the three months and the nine months ended September 30, 2008 and 2007, reconciled to U.S. GAAP (filed herewith).
4.6	Management's Discussion and Analysis of Financial Condition and Results of Operations as at September 30, 2008 and for the three months and the nine months ended September 30, 2008 (filed herewith).
4.7
Material change report dated July 20, 2008 announcing Rusoro's partnering with the Venezuelan Government for gold mining opportunities and the completion of the acquisition of the Hecla-Venezuela assets, being the Block B — Isidora mining leases and the La Camorra mill facility in Bolivar State, Venezuela (filed herewith).
4.8	Material change report dated July 11, 2008 announcing the grant by Rusoro of 4,160,000 incentive stock options to directors, officers, employees and consultants (filed herewith).
4.9	Material change report dated July 11, 2008 announcing the grant by Rusoro of an additional 12,125,000 incentive stock options to directors, officers, employees and consultants (filed herewith).
4.10	Material change report dated June 29, 2008 announcing the closing of the second tranche of its financing to acquire certain Venezuelan assets of Hecla Mining Company (filed herewith).
4.11
Material change report dated June 20, 2008 announcing that Peter Hambro Mining Plc. has agreed to make an investment in Rusoro and its affiliates as part of its senior securities exchangeable loan, with the remainder of the loan being funded by a syndicate (filed herewith).
4.12	Material change report dated June 2, 2008 announcing previously unreleased drill results for all outstanding holes from 2007 and additional results from the first quarter of 2008 (filed herewith).
4.13
Material change report dated May 26, 2008 announcing the appointment of Mr. Matias Herrero as Vice President Finance and the appointment of Gary Warnecke as interim Chief Financial Officer as of May 15, 2008 (filed herewith).
4.14	Press Release, dated December 15, 2008 relating to the launch of the Offer (incorporated herein by reference to Rusoro's filing pursuant to Rule 425 filed with the Commission on December 15, 2008).
4.15	Form 51-102F4 Business Acquisition Report (amended and restated) dated February 13, 2008 in respect of the Gold Fields Netherlands Services B.V. Business Combination (filed herewith).
4.16	Investor Presentation (incorporated herein by reference to Rusoro's filing pursuant to Rule 425 filed with the Commission on December 15, 2008).

Exhibits	Description
4.17
Notice of Offer to Purchase all of the outstanding Gold Reserve Equity of Gold Reserve Inc. by Rusoro Mining Ltd. (incorporated herein by reference to Rusoro's filing pursuant to Rule 425 filed with the Commission on December 15, 2008).
4.18	Information Agent Line Brief (incorporated herein by reference to Rusoro's filing pursuant to Rule 425 filed with the Commission on December 15, 2008).
5.1	Consent of Blake, Cassels & Graydon LLP (filed herewith).
5.2	Consent of Anfield Sujir Kennedy & Durno (filed herewith).
5.3	Consent of Grant Thornton LLP (filed herewith).
5.4	Consent of Espineira, Sheldon y Asociados (filed herewith).
5.5	Consent of Neil G. Gow, B.Sc. (Hons.), P.Geo. (filed herewith).
5.6	Consent of William E. Roscoe, Ph.D., P. Eng. (filed herewith).
5.7	Consent of Dave Laudrum, P.Geo. (filed herewith).
5.8	Consent of Mr. Gregory Smith, P.Geo. (filed herewith).
5.9	Consent of Robert J. Leader, P. Eng. (filed herewith).
5.10	Consent of Ian R. Ward, P. Eng. (filed herewith).
5.11	Consent of Luke Evans, M.Sc., P. Eng. (filed herewith).
5.12	Consent of John Zbeetnoff, P. Geo. (filed herewith).
5.13	Consent of John Perry, P. Geo. (filed herewith).
5.14	Consent of Christopher Jacobs, C. Eng. (filed herewith).
5.15	Consent of Christopher R. Latanzi, P. Eng. (filed herewith).
5.16	Consent of Scott Wilson Roscoe Postle Associates Inc. (filed herewith).
5.17	Consent of Micon International Limited (filed herewith).
24	Powers of attorney authorizing certain signatories to execute this Form F-10 (filed herewith).

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PART I INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
  Item 1. Home Jurisdiction Document.
  Item 2. Additional Information.
  Item 3. Informational Legends.
  Item 4. Incorporation of Certain Information by Reference.
PART II INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
PART III UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
  Item 1. Undertaking
  Item 2. Consent to Service of Process
SIGNATURES
AUTHORIZED REPRESENTATIVE IN THE UNITED STATES
  EXHIBITS